Exhibit 99.1

Clovis Oncology Announces 2012 Operating Results and 2013 Objectives

BOULDER, Colo.--(BUSINESS WIRE)--February 28, 2013--Clovis Oncology, Inc. (NASDAQ:CLVS) today reported financial results for its quarter and year ended December 31, 2012, and provided an update on the expected milestones for its clinical development programs for 2013.

“2012 was an important and eventful year for Clovis, despite the disappointing outcome of the LEAP study in pancreatic cancer,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “During the year we advanced CO-1686 to treat non-small cell lung cancer (NSCLC) and rucaparib for ovarian cancer into Phase I/II monotherapy studies and we also initiated a discovery program for a novel KIT inhibitor to treat gastrointestinal cancer. Our progress in 2012 set the stage for a meaningful 2013, a year in which we anticipate demonstrating initial evidence of efficacy for both CO-1686 and rucaparib and plan to initiate a pivotal trial for rucaparib.”

2012 Financial Results and 2013 Financial Outlook

Clovis reported a net loss of $21.1 million for the fourth quarter of 2012, and $74.0 million for the year ended December 31, 2012. This compares to a net loss of $14.9 million for the fourth quarter and $55.6 million for the year ended December 31, 2011. Net loss attributable to common stockholders for the fourth quarter of 2012 was $0.81 per share, compared to $1.30 per share for the fourth quarter of 2011, and $2.97 per share for the year ended December 31, 2012, compared to $14.42 per share for the year ended December 31, 2011.

Research and development expenses totaled $18.3 million for the fourth quarter of 2012 and $58.9 million for full year 2012, compared to $12.4 million for the fourth quarter of 2011 and $40.7 million for the full year 2011. The increase in research and development expenses over the comparable periods in 2011 was driven by the in-licensing of rucaparib in June 2011, expanded development activities for CO-101 and an increase in internal resources to manage the Company’s development programs.

General and administrative expenses totaled $2.8 million for the fourth quarter of 2012 and $10.6 million for the full year 2012, compared to $2.0 million for the fourth quarter of 2011 and $6.9 million for the full year 2011. The increase in general and administrative expenses over the comparable periods in 2011 was primarily due to increased internal resources and third party costs to support the activities associated with being a public company.

Clovis recorded $4.3 million of acquired in process research and development expenses in 2012, related primarily to a development milestone paid in the first quarter of the year for CO-1686.

Operating expenses for the fourth quarter of 2012 include $1.3 million of stock compensation expense, compared to $0.5 million of stock compensation expense for the fourth quarter of 2011. Operating expenses for the full year 2012 included $4.9 million of stock compensation expense, compared to $1.3 million of stock compensation expense for the comparable period in 2011.

As of December 31, 2012, Clovis had $144.1 million in cash and cash equivalents and 26.2 million outstanding shares of common stock. The Company expects a cash burn of $53 to $57 million for 2013, and to end the year with approximately $90 million in cash.

2013 Key Milestones and Objectives

The Company has a number of important clinical, regulatory and development objectives planned for 2013 for each of its key products:

CO-1686

  Complete dose escalation portion of Phase I/II study to establish dose and schedule;
  Initiate Phase II expansion cohorts to assess efficacy in 2nd line T790M+ NSCLC patients and in 1st line EGFR NSCLC patients;
  Complete development of new tablet formulation of CO-1686;
  Advance development path in preparation for registration study in 2nd line T790M+ NSCLC patients in the first half of 2014.

Rucaparib

  Complete dose escalation portion of Phase I/II study to establish monotherapy dose and schedule;
  Initiate Phase II expansion cohort to assess efficacy in selected ovarian cancer patients;
  Advance development of diagnostic to identify patients most likely to respond to rucaparib;
  Initiate HRD biomarker validation study in platinum-sensitive ovarian cancer patients in the third quarter of 2013;
  Initiate pivotal study in platinum-sensitive ovarian cancer patients in late 2013.

Mutant cKIT Inhibitor

  Identify a product candidate in late 2013 or early 2014.

Clovis will hold a conference call to discuss 2012 results this afternoon, February 28, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866.362.4829, International participants 617.597.5346, passcode: 15081308.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of our companion diagnostics, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Clovis Oncology’s reports filed with the Securities and Exchange Commission.

CLOVIS ONCOLOGY, INC CONSOLIDATED FINANCIAL RESULTS (in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Revenues	$-	$-	$-	$-

Expenses:
Research and development	18,284	12,440	58,894	40,726
General and administrative	2,771	2,036	10,638	6,860
Acquired in-process research and development	-	-	4,250	7,000
Operating loss	(21,055)	(14,476)	(73,782)	(54,586)

Other income (expense), net	(4)	(405)	(228)	(957)
Loss before income taxes	(21,059)	(14,881)	(74,010)	(55,543)

Income taxes	-	(27)	27	(27)
Net loss	$(21,059)	$(14,908)	$(73,983)	$(55,570)

Basic and diluted net loss per common share	$(0.81)	$(1.30)	$(2.97)	$(14.42)

Basic and diluted weighted average common shares outstanding	25,948	11,498	24,915	3,854

CONSOLIDATED BALANCE SHEET DATA (in thousands)

	December 31, 2012	December 31, 2011

Cash, cash equivalents and available for sale securities	$144,097	$140,248
Working capital	132,712	130,519
Total assets	145,994	143,445
Common stock and additional paid-in capital	317,925	242,243
Total stockholders' equity	133,496	131,793

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com